CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND
15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
                              Commission File Number
0-11915

                                                          De
lphi Film Associates
II                                             name of
registrant as specified in its charter)
                        666 Third Avenue, New York, New York
10017,  (212) 983-9040             (Address, including zip
code, and telephone number, including area code, of registrant's principal executive offices)
                                                Units of
Limited Partnership
Interest
                   (Title of each class of securities
covered by this Form)


None

(Titles of all other classes of securities for which a duty to file reports under section
13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   X            Rule 12h-
3(b)(1)(i)
          Rule 12g-4(a)(1)(ii)                    Rule 12h-
3(b)(1)(ii)
          Rule 12g-4(a)(2)(i)                     Rule 12h-
3(b)(2)(i)
          Rule 12g-4(a)(2)(ii)                    Rule 12h-
3(b)(2)(ii)
                                        Rule 15d-6


Approximate number of holders of record as of the
certification or notice date:    None

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:        December 21, 1995          By: /s/ Steven N.
Baumgarten
                                     Steven N. Baumgarten,
Vice President, ML Film
                               Entertainment Inc., Managing
General Partner
                               of The Delphi Organization,
the General
                                Partner of Delphi Film
Associates II.